Exhibit 10.1

THE NATIONAL BANK AND TRUST COMPANY

National Bank & Trust Incentive Plan

Amended and Restated Effective September 16, 2014

Purpose and Background

The National Bank and Trust Company (the “Company”) has adopted the National Bank & Trust Incentive Plan (the “Plan”) to provide an annual incentive opportunity based on the achievement of predetermined annual financial objectives. Effective September 16, 2014, the Plan is amended and restated as provided in this document.

The Plan is based on improving earnings year over year and the principle of “pay for performance.” Each year through the budget process, the Board of Directors (the “Board”) sets the base expectation for pre-tax, pre-bonus earnings improvement over the prior year. The Board then establishes a percentage of this improvement (i.e. 15%) (the “Sharing Percentage”) which will be directed to a bonus pool for employees participating in this plan. The Board, at its discretion, can also establish a second tier Sharing Percentage for pre-tax, pre-bonus earnings improvements that exceed the base expectation. This second tier Sharing Percentage typically would be higher (i.e. 25%) to reward employees for the additional performance above expectations. As a result, the better the performance the higher the payout under the Plan.

Eligibility

Except as described in the next paragraph, all regular full-time and regular part-time employees are eligible to participate in the Plan, provided that they meet the employment criteria described below. The level of participation in the Plan is determined by the individual’s compensation, defined as base salary or wages plus any applicable overtime wages, as a percentage of the Company’s total compensation. Participation in the Plan for a partial Plan year, in the event a new employee is hired, will begin with the first day of the month following the date of hire. The bonus payout will be calculated on the base wages from the date of participation forward for the year.

Employees who regularly participate in another National Bank & Trust Incentive Plan may not be eligible for this plan. Determination of eligibility will be determined on an annual basis by a vote of the Compensation Committee. In general, employees who participate in a separate plan where additional compensation is awarded based on loan originations or sales of non-traditional bank products (stocks, bonds, mutual funds, etc) are examples of non-eligibility. These additional incentive plans are subject to annual review by the compensation committee and must be in full compliance with all regulatory guidelines.

Target Incentive Awards and Weighting of Awards

See Attached Exhibit “A” for the bonus worksheet.

The plan involves two calculations. First, the bonus pool is determined based on the amount by which the Company’s pre-tax pre-bonus earnings for the current year exceed the earnings for the prior year, multiplied by the Board authorized Sharing Percentage(s).

Second, specific individual awards would be determined by the percentage of the individual employee’s compensation to the total compensation for participating bank employees who are employed as of the calculation date. That resulting percentage is then allocated against the total pool calculated in the first step to determine the individual award.

Example:

The Board establishes a pre-tax pre-bonus earnings increase base expectation of $800,000. The Board also establishes a Sharing Percentage of 15% up to the base expectation of $800,000 and 25% for any additional earnings above the base. Actual results are an increase of $1,500,000.

Step 1)

Bonus pool calculated:

Base Increase	$800,000 * 15% = $120,000
Additional Increase	700,000 * 25% = 175,000

Total Increase	$1,500,000 $295,000	Total bonus pool

Step 2)

Eligible Employee A has annual compensation of $40,000.00

The Company’s total compensation for all Eligible Employees who met the employment status criteria equals $9,000,000.00

Employee A’s award percentage equals 0.00444 (calculated as $40,000/$9,000,000) of the total pool of available funds.

Employee A’s bonus award is $1,310 (calculated as 0.00444 * $295,000).

Bank Performance Objectives

For each Plan year, the Board approves the Company’s performance objectives.

At its discretion, the Committee may exclude any extraordinary or significant items (i.e., acquisition, divestitures, security gains or losses, significant changes in accounting principles or tax laws, extraordinary non-recurring expenses, etc.) in determining the level of achievement of the Company’s performance objectives and its impact on pre-tax pre-bonus earnings.

Award Payment

The Company will pay the applicable awards in cash (less any appropriate taxes) after the end of each year for all participants. The bonus pool and awards are calculated as soon as practical after the Plan year and after the Company’s earnings have been reviewed by the Company’s auditors. Awards will be paid in cash between January 1 and March 15th following the Plan year.

Employment Status

Participants must be employed on the day in which payment is made to receive an award, with the exception of Participants who terminate employment by reason of death, disability or normal retirement. For those terminations, participants will receive a pro-rata award for the Company’s performance objective calculated on the base salary earned during the Plan year. Participants who terminate employment for any other reason during a Plan year will not be eligible to receive an award for the Company’s performance objective for that year.

Effect of Change in Control

If a Change in Control (as defined below) occurs during any Plan year, all potential awards under the Plan (less any previous payouts paid during the Plan year) will be paid on a pro-rata basis to each eligible employee who is employed as of the date of the Change in Control, based on performance objectives for that Plan year met on the date of the Change in Control. An example of the proration methodology is provided below. The Company will pay the applicable awards in cash, less the appropriate taxes, not earlier than the date of the Change in Control and not later than the date the award would otherwise be payable had no Change in Control occurred.

For purposes of this provision, a “Change in Control” means the first to happen of any of the following after the date of this amendment:

(i) the acquisition of ownership or power to vote more than 50% of the voting stock of NB&T Financial Group, Inc., an Ohio corporation (“NB&T”);

(ii) the merger of NB&T or the Company into, or the consolidation of NB&T or the Bank with, another corporation, or the merger of another corporation into NB&T or the Company, on a basis whereby less than fifty percent of the total voting power of the surviving corporation is represented by shares held by former shareholders of NB&T prior to such merger or consolidation;

(iii) the acquisition of the ability to control the election of a majority of the directors of either of NB&T or the Company;

(iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of NB&T or the Company cease for any reason to constitute at least a majority thereof; provided, however, that any individual whose election or nomination for election as a member of the Board of Directors of NB&T or the Company was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the Board of Directors of NB&T or the Company;

(v) the acquisition by any person or entity of the power to direct NB&T’s or the Company’s management or policies, if the Board of Directors has made a determination that such acquisition constitutes or will constitute an acquisition of control of NB&T or the Company for the purpose of the Bank Holding Company Act or the Change in Bank Control Act and the regulations thereunder; or

(vi) NB&T or the Company shall have sold substantially all of its assets.

For purposes of the definition of a Change in Control, the term “person” refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate or other organization or entity.

Prorated Change in Control Bonus Calculation Example:

Any bonus measured based on an annual measurement shall be measured based on year to date performance and each bonus target shall be prorated by multiplying the bonus threshold by a fraction, the number of which is (a) the total number of days from the first day of the performance measurement period through the date of the Change in Control, and the denominator of which is (b) 365;

In the bonus calculation example above, if a Change in Control occurred on October 30, 2014, and the year to date increase in the pre-tax pre-bonus earnings was $675,000, the bonus pool would be $102,558 (15% of the earnings increase below $661,918 ($800,000 * 302 / 365) and 25% of the earnings increase above that threshold). This bonus pool would be allocated among the eligible employees who were employed on the date of the Change in Control, whether or not they remained employed on the date of payment, based on the ratio of (a) each eligible employee’s year to date compensation, to (b) the total year to date compensation for all eligible employees who were employed on the date of the Change in Control.

No Entitlement to Incentive Compensation

Each participant is eligible for a distribution under this Plan only upon attainment of certain performance objectives defined under the Plan and after the approval of the award by the Committee.

Tax Treatment

The Plan is intended to be an unfunded nonqualified deferred compensation plan and is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).

This Plan is intended to comply with the provisions of Code § 409A. Awards payable hereunder are not intended to be “deferred compensation” under Code Section 409A and no actions will be permitted that will cause such awards to be treated as such. If awards are deemed deferred compensation under Code Section 409A, however, no action shall be taken under this plan that will cause any participant to be liable for payment of interest or a tax penalty under Code Section 409A.

All federal, state, or local taxes that the Company determines are required to be withheld from any distributions made pursuant to this Plan shall be withheld.

Administration

Although this Plan is sponsored by the Company, the Compensation Committee of the Board of Directors of NB&T Financial Group, Inc. (the “Committee”) shall be the administrator of the Plan. Except as set forth below, the Committee has delegated authority to implement and administer this Plan to the Company’s Chief Executive Officer (“CEO”) who in turn, may delegate this authority as needed.

The Committee has retained authority to review and approve:

•	Annual Plan metrics and goals as presented by the CEO and other members of management;

•	Plan payouts to the CEO and other executive officers; and

•	The aggregate payout of Awards pursuant to this Plan.

The Committee reserves the right to withhold or adjust awards and will notify the participant of its decision to withhold or adjust if it is determined that the best interests of the Company, and of other stakeholders determined by the Committee in its sole discretion, are served, while considering what may be an appropriate award to any participant.

Amendment and Termination of Plan

The Committee reserves the right to amend or terminate the Plan at any time upon thirty days’ written notice to participants. No amendment or termination of this Plan shall adversely affect the rights of any employee with respect to amounts that have been credited to the employee prior to the date of such amendment or termination.

Limitation of Rights

Neither the establishment of this Plan nor any amendment thereof will be construed as giving to any employee, beneficiary, or any other person any legal or equitable right against the Company, its officers, or its directors except as expressly provided herein, and in no event will the terms of employment or service of any employee be modified or in any way affected hereby.

Contract of Employment

Nothing contained in the Plan shall be construed to constitute a contract of employment between the Company and any of its employees or to constitute a right of an employee to be employed for any specified period of time by the Company, and nothing in the Plan shall interfere in any way with the Company’s right to terminate the employment of any person at any time, with or without notice, and with or without cause.

Nonassignability of Benefits

Benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the employee, unless pursuant to court order, prior to actual receipt by the person entitled to the benefit under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable under this Plan is void. The Company is not in any manner liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person entitled to benefits under this Plan.

Employees Bound

Any action with respect to the Plan taken by the Company or any action authorized by or taken at the direction of the Company shall be conclusive upon all employees, beneficiaries, or any other person entitled to benefits under the Plan.

Waiver

No delay or failure by the Company, an employee, or any other person in exercising any right under the Plan, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

Word Usage

Wherever any words are used herein in the masculine or neuter gender, they shall be construed as though they were used in the feminine, masculine or neuter gender, as the context may require, and vice versa, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form, as the context may require, and vice versa.

Severability

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions thereof, and the Plan shall be construed and enforced as if such provisions had not been included.

State Law

The laws of the State of Ohio will determine all questions arising with respect to the provisions of this Plan, except to the extent superseded by federal law.

Notice

Any notice to be delivered pursuant to the Plan shall be given in writing and delivered, personally or by certified mail, return receipt requested, postage prepaid, addressed to the Company or to the employee at their last known addresses.

Accounting Restatements

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under Generally Accepted Accounting Principles as determined by the Company’s audit firm within three years of plan payout, the participants shall, unless otherwise determined in the sole discretion of the Committee, reimburse the Company upon receipt of written notification for any excess incentive payment amounts paid under the Plan calculation(s) which were based on financial results required to be restated. In calculating the excess amount, the Committee shall compare the calculation of the incentive payment based on the relevant results reflected in the restated financials compared to the same results reflected in the original financials that were required to be restated. The Company has the right to modify a participant’s future incentive payments should repayment by the participant not occur.

Ethical Statement

Participants are subject to the Company’s Code of Business Conduct and Ethics any violations of this policy may result forfeiture of payments under this Plan.

Plan Approval

IN WITNESS WHEREOF, the NB&T Financial Group, Inc. Compensation Committee of the Board of Directors has adopted this amended and restated Employee Incentive Plan this September 16, 2014, with an effective date of January 1, 2014.

NB&T Financial Group, Inc.

By
S. Craig Beam
Title:	NB&T Financial Group, Inc. Board of Directors Chairman, Compensation Committee